Exhibit 2.3

EXECUTION VERSION

STOCK ACQUISITION AGREEMENT

by and among

OPTIMUS HEALTHCARE SERVICES, INC.

Optimus Health, Inc.,

AdhereRx Corporation,

THE TRANSFERORS

and

Daniel Cohen, as the Transferors’ Representative

DATED AS OF MARCH 24, 2021

-i-

5.15	Insurance	23
5.16	Legal Proceedings; Governmental Orders	24
5.17	Compliance With Laws; Permits	24
5.18	Employee Benefit Matters	25
5.19	Employment Matters	27
5.20	Taxes	28
5.21	Export Control Matters	31
5.22	Certain Payments	32
5.23	Warranty Obligations	32
5.24	Data Privacy and Security	32
5.25	Transactions with Related Persons	33
5.26	Brokers	34
5.27	Projections	34

ARTICLE 6 Representations and warranties of Acquiror and Parent		34

6.1	Representations and Warranties of Acquiror	34
6.2	Representations and Warranties of Parent	35

ARTICLE 7 Covenants		36

7.1	Confidentiality	36
7.2	Non-competition; Non-solicitation	37
7.3	Approvals and Consents	39
7.4	Release	39
7.5	Publicity; Transaction Disclosure	40
7.6	Litigation Support	41
7.7	Customer and other Business Relationships	41
7.8	Insurance; Risk of Loss	41
7.9	Acquiror Board of Directors	41
7.10	Further Assurances	42
7.11	Transferors’ Representative	42

ARTICLE 8 Tax matters		42

8.1	Tax Covenants	42
8.2	Termination of Existing Tax Sharing Agreements	43
8.3	Tax Indemnification	44
8.4	Straddle Period	44
8.5	Contests	44
8.6	Cooperation and Exchange of Information	45
8.7	Tax Treatment of Indemnification Payments	45
8.8	Survival	45
8.9	Overlap	45

-ii-

ARTICLE 9 Indemnification		45

9.1	Survival	45
9.2	Indemnification By The Transferors	46
9.3	Indemnification By Acquiror	46
9.4	Certain Limitations	47
9.5	Indemnification Procedures	47
9.6	Manner of Payments	50
9.7	No Circular Recovery	51
9.8	Materiality	51
9.9	Tax Treatment of Indemnification Payments	51
9.10	Effect of Investigation and Waiver	51
9.11	Exclusive Remedies	51
9.12	No Contribution	51
9.13	Separate Bases for Claim	51
9.14	Third Party Beneficiaries	51

ARTICLE 10 Miscellaneous		51

10.1	Expenses	51
10.2	Notices	52
10.3	Construction	53
10.4	Severability	54
10.5	Entire Agreement	54
10.6	Successors and Assigns	54
10.7	No Third-Party Beneficiaries	54
10.8	Amendment and Modification; Waiver	54
10.9	Governing Law	55
10.10	Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial	55
10.11	Specific Performance	55
10.12	Counterparts; Effectiveness	55

Disclosure Schedule

Annex A – Definitions

Exhibit A – Transferors, Shares and Pro Rata Shares

-iii-

STOCK ACQUISITION AGREEMENT

This STOCK ACQUISITION AGREEMENT (this “Agreement”), dated as of March 24, 2021, is entered into by and among Optimus Healthcare Services, Inc., a Florida corporation (“Parent”), Optimus Health, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquiror”), AdhereRx Corporation (d/b/a PainScript), a Delaware corporation (the “Company”), each of the parties set forth on Exhibit A hereto (each, a “Transferor” and, collectively, the “Transferors”) and Daniel Cohen, in his capacity as the Transferors’ Representative. Annex A hereto contains definitions of certain initially capitalized terms used in this Agreement.

RECITALS

WHEREAS, as of the date hereof the Transferors collectively own, and as of immediately prior to the Closing will collectively own, all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”); and

WHEREAS, the Transferors wish to exchange, transfer and deliver to Acquiror, and Acquiror wishes to acquire from the Transferors, the Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE 1
Acquisition

1.1 Acquisition of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing, the Transferors shall exchange, transfer and deliver the Shares to Acquiror, and Acquiror shall acquire the Shares from the Transferors, free and clear of all Encumbrances.

1.2 Purchase Price and Initial Capital Investment. The purchase price for all of the Shares shall be 2,000,000 Parent Shares in the aggregate (the “Purchase Price”), to be paid as provided in Section 2.4. Subject to Section 2.6, each Transferor shall receive its Pro Rata Share of the Parent Shares payable hereunder in respect of the Purchase Price. At the Closing, Parent or Acquiror shall make a capital investment of $100,000 in the Company.

1.3 Plan of Reorganization. The parties hereto intend that, for U.S. federal and applicable state and local income tax purposes, the transaction contemplated by this Agreement shall qualify as a tax-free reorganization within the meaning of Section 368 of the Code and that this Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code.

ARTICLE 2
Closing

2.1 Closing. The consummation of the acquisition of the Shares pursuant to Article 1 (the “Closing”) shall be held virtually (via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery), rather than in-person, on the date hereof, or by such other means and/or at such other place, time and date as Acquiror and the Transferors’ Representative may agree. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective at 11:59 p.m. Eastern Standard Time on the Closing Date (the “Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

2.2 Transferor Closing Deliverables. At or prior to the Closing (or by such other date, if any, as indicated in the applicable subsection below), the Transferors’ Representative (on behalf of the Transferors) shall deliver to Acquiror the following:

(a) stock transfer powers, in each case with respect to the Shares held by the applicable Transferor, in form and substance reasonably satisfactory to Acquiror, in each case duly executed by the applicable Transferor;

(b) resignations of the directors (or managers) and officers of each Group Company, except as Acquiror may otherwise specify;

(c) a certificate of the Secretary or an Assistant Secretary (or other officer) of the Company, dated the Closing Date, certifying (i) that attached thereto is a true and complete copy of the bylaws of the Company, (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, (iii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iv) the names and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents;

(d) the certificate of incorporation (or other equivalent Governing Document) and all amendments thereto of each Group Company, duly certified as of a recent date by the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Group Company is organized;

(e) a good standing certificate (or its equivalent) of each Group Company as of a recent date from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Group Company is organized;

(f) a certificate, dated the Closing Date and signed by the Transferors’ Representative and the Company, stating that the Related Party Transactions and Relationships have been terminated and no Group Company has any residual Liability with respect thereto;

(g) unless Acquiror expressly instructs otherwise, (i) to the extent there exists any Indebtedness as of the Closing, a payoff letter from the lender in respect of such Indebtedness providing that, upon payment in full of such Indebtedness, all Indebtedness owing by the Group Companies to such lender shall be extinguished in full; and (ii) to the extent there exist any Encumbrances (1) on the equity securities of any Group Company (including the Shares) or (2) on the properties and assets of any Group Company (other than Permitted Encumbrances) as of the Closing (the “Group Company Encumbrances”), fully executed documentation required in connection with the release of any such Group Company Encumbrances, in form and substance reasonably satisfactory to Acquiror, providing for the discharge in full of all such Group Company Encumbrances;

(h) (i) a final invoice from each Person to whom Company Transaction Expenses are owed along with instructions from such Person for paying such amounts and (ii) an agreement by such Person that the Contract pursuant to which the Company Transaction Expenses are owed as set forth in the final invoice shall be deemed terminated upon payment of such Company Transaction Expenses at Closing and that such Person thereupon releases the Group Companies from any and all claims under such Contract; all in form and substance reasonably satisfactory to Acquiror;

(i) an employment agreement with Acquiror, in form and substance reasonably acceptable to Acquiror, duly executed by Daniel Cohen (the “Employment Agreement”);

(j) such certificates and documents as may be necessary or appropriate to, as specified by Acquiror, change the authorized signatories on all bank accounts and safe deposit boxes maintained by or in the name of the Group Companies;

(k) the original minute and stock books of each Group Company;

(l) evidence reasonably satisfactory to Acquiror that all outstanding options that have vested (or will be vested as of the Closing) were exercised or terminated in full, or will be exercised or terminated in full prior to the Closing;

(m) an executed certificate pursuant to Treasury Regulations Section 1.1445-2(c) certifying that the Company is not and has not been a “United States real property holding corporation as defined in Section 897(c)(2) of the Code during the period described in Section 897(c) of the Code and no interest in the Company constitutes a “United States real property interest” as defined in Section 897(c)(1) within the meaning of Section 1445 of the Code;

(n) evidence reasonably acceptable to Acquiror that all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Section 2.2(n) of the Disclosure Schedule, if any, have been filed, made or obtained, as applicable;

(o) a Closing Statement pursuant to Section 3.2(a) in form reasonably approved by Acquiror, showing that the amount obtained by subtracting the Closing Company Transaction Expenses from the Closing Company Net Cash (each as reflected in the Closing Statement) is no less than $0;

(p) all information and documentation regarding the Group Companies and the Transferors as may be necessary for any filings by Parent with a Governmental Authority in connection with the Transactions;

(q) evidence reasonably acceptable to Acquiror that any accrued compensation or other indebtedness owed by a Group Company to Daniel Cohen has been extinguished in full without any residual Liability with respect thereto to any Group Company;

(r) a redemption agreement, in form and substance reasonably acceptable to Acquiror (the “Redemption Agreement”), providing for the redemption immediately prior to the Closing, for no consideration, of all shares of capital stock in the Company held by Kenneth Orr; and

(s) such other documents or instruments as Acquiror reasonably requests and are reasonably necessary to consummate the Transactions.

2.3 Acquiror and Parent Closing Deliverables. At the Closing, Acquiror (or Parent, in the case of clause (c) below) shall deliver the following:

(a) to the Transferors’ Representative, the Employment Agreement duly executed by the Acquiror;

(b) to the Transferors’ Representative, a duly filed and stamped copy of the Articles of Incorporation of Parent;

(c) to the Transferors’ Representative (on behalf of the Transferors), that number of Parent Shares equal to the Purchase Price minus the Holdback Shares, by issuance of Parent Shares in the manner provided in Section 2.4; and

(d) such other documents or instruments as the Transferors’ Representative reasonably requests and are reasonably necessary to consummate the Transactions.

2.4 Manner of Payment. The Purchase Price shall be paid to the Transferors as follows: Parent shall issue to each Transferor a stock certificate evidencing such Transferor’s Pro Rata Share of the number of Parent Shares equal to the Purchase Price minus the Holdback Shares (each, a “Closing Parent Share Certificate”) and deliver a Closing Parent Share Certificate to each Transferor at the Closing. The Closing Parent Share Certificates shall be returned by the Transferors to Parent from time to time to reflect any cancellation and/or re-issue of Parent Shares pursuant to Section 9.6.

2.5 Withholding. Acquiror or Parent, as applicable, shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to any Person such amounts as they are required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign law. To the extent that amounts are so withheld by Acquiror or Parent, such withheld amounts shall be (a) paid to the appropriate Tax authority and (b) treated for all purposes of this Agreement as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Acquiror or Parent, as applicable.

2.6 Holdback.

(a) During the period commencing on the Closing Date and ending on a Holdback Release Event, Parent shall hold in escrow 400,000 Parent Shares (the “Holdback Shares”).

(b) As used herein:

(i) “Change of Control” means the consummation of (i) an acquisition of Parent, Acquiror or the Company by any Person, including by way of merger, consolidation or otherwise, in which the shareholders of Parent immediately preceding such transaction own, following such transaction, securities representing less than fifty percent (50%) of the direct or indirect voting power of Parent, Acquiror or the Company or the surviving entity, as the case may be; or (ii) the sale or other disposition of all or substantially all of the assets held directly or indirectly by Parent, Acquiror or the Company, other than a transaction in which the shareholders of Parent immediately preceding such transaction own, following such transaction, securities representing greater than fifty percent (50%) of the direct or indirect voting power of the entity or entities that own(s) such assets.

(ii) “Company Product” means Chronic Care Management application for use by psychiatrists/physicians in the management of patient treatment for Substance Use Disorder, and data development for validation of therapeutic protocols.

(iii) “Commercialization Failure” means the failure to generate at least $25,000 in aggregate revenue between September 1, 2021 and December 31, 2021 from commercial sales of the Company Product.

(iv) “Commercialization Success” means the generation of at least $25,000 in aggregate revenue between September 1, 2021 and December 31, 2021 from commercial sales of the Company Product.

(v) “Holdback Release Event” means the earliest to occur of (1) Commercialization Failure, (2) Commercialization Success and (3) a Change of Control.

(c) Upon a Commercialization Failure, all of the Holdback Shares shall automatically be cancelled without any consideration owed to any Transferor in respect of the Holdback Shares and without the need for any action by Parent, Acquiror, the Transferors or any other Person.

(d) Promptly (and in any event within five (5) Business Days) after a Commercialization Success or a Change of Control, Parent shall disburse all of the Holdback Shares to the Transferors in accordance with their respective Pro Rata Shares.

ARTICLE 3
Closing Statement

3.1 Definitions. As used herein:

(a) “Accounting Principles” means GAAP and, to the extent not inconsistent with GAAP, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

(b) “Cash on Hand,” as of any time means the amount equal to the bank balance of all unrestricted cash, cash equivalents and marketable securities held by the Group Companies at such time minus, without duplication, the following: (i) any issued but uncleared checks and wires issued by the Group Companies as of the Effective Time; (ii) cash overdrafts and other negative balances of unrestricted cash and cash equivalents in any bank account of the Group Companies as of such time; and (iii) cash that is collected from customers in advance, is being held on behalf of customers and represents a Liability to such customers as of such time. Cash may be a positive or negative number. Cash, cash equivalents and marketable securities shall be deemed unrestricted as of the relevant time only if at such time it is (a) not subject to restrictions or limitations on use either by obligations or commitment to third parties (including security deposits made by any Group Company and cash securing letters of credit or other payment obligations) or for regulatory or legal purposes and (b) held in the United States.

(c) “Closing Company Net Cash” means the Company Net Cash as of the Effective Time.

(d) “Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid as of immediately prior to the Closing (but inclusive of all amounts that will or may become due at or following the Closing wholly or partially by reason of the Transactions).

(e) “Company Net Cash” means, as of any date of determination, (i) the Cash on Hand as of such date plus (ii) all accounts receivable of the Group Companies (net of appropriate reserves in accordance with GAAP), minus (iii) all accounts payable of the Group Companies, in each case, excluding all intercompany receivables and intercompany payables, and as set forth on the consolidated balance sheet of the Group Companies prepared pursuant to the Accounting Principles.

(f) “Company Transaction Expenses” means the aggregate amount of (a) all fees and expenses incurred by any Group Company or Transferor in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Documents, and the Transactions, including all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (b) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by any Group Company with respect thereto) payable by any Group Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions or this Agreement or any other Transaction Document (including such amounts payable to any employee of any Group Company at the election of such employee pursuant to any such arrangements) and (c) any other fees, costs, expenses or payments resulting from the change of control of the Group Companies or otherwise payable in connection with receipt of any consent or approval in connection with the Transactions.

3.2 Closing Statement. At least five (5) Business Days prior to the date hereof, the Company shall have prepared and delivered to Acquiror a written statement (the form and substance of which shall be subject to Acquiror’s approval, which approval shall not to be unreasonably withheld) (the “Closing Statement”) that includes (i) a good-faith estimated consolidated balance sheet of the Group Companies as of the Effective Time prepared in accordance with the Accounting Principles, (ii) a good-faith estimate of the Closing Company Transaction Expenses and the Closing Company Net Cash, and (iii) a schedule setting forth the number of Parent Shares allocable to each Transferor.

ARTICLE 4
Representations and warranties of the Transferors

Each Transferor hereby represents and warrants to Parent and Acquiror that, with respect to such Transferor, the statements contained in this Article 4 are true and correct on the date hereof:

4.1 Organization. If the Transferor is not a natural person, the Transferor (i) is duly organized, validly existing and in good standing under the laws of the state of its formation and (ii) has all necessary power and corporate authority to carry on its business, and to own or use the properties and assets that it purports to own or use.

4.2 Authority and Enforceability. The Transferor has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which the Transferor is a party has been duly authorized, executed and delivered by the Transferor, and this Agreement constitutes, and each other Transaction Document to which the Transferor is or will be a party when so executed and delivered will constitute, the legal, valid and binding obligations of the Transferor, enforceable against the Transferor in accordance with their terms.

4.3 Title to Shares.

(a) The Transferor is the record and beneficial owner of, and has good and valid title to, the Shares set forth next to the Transferor’s name on Exhibit A, free and clear of all Encumbrances. The Transferor is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Shares (other than this Agreement). The Transferor does not have any other debt or ownership interest in any Group Company.

(b) Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Shares.

4.4 No Conflict. The execution and delivery by the Transferor of this Agreement and each other Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time or both):

(a) Conflict with or violate any provision of the Governing Documents of the Transferor (if Transferor is not a natural person);

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to the Transferor, (ii) any provision of any Governmental Order to which the Transferor or any of its properties are subject, (iii) any provision of any Contract to which the Transferor or its properties are bound, or (iv) any other restriction of any kind or character to which the Transferor or its properties are subject; or

(c) Require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

4.5 Legal Proceedings. There are no Actions pending or, to the Transferor’s knowledge, threatened against or by the Transferor or any of his Affiliates or Related Persons that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

4.6 Investment Representations.

(a) The Parent Shares that the Transferor will acquire pursuant hereto will be acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws.

(b) The Transferor understands that the Parent Shares have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration becomes or is available. The Transferor will not distribute any of the Parent Shares in violation of the Securities Act or any applicable state securities laws.

(c) The Transferor understands that there is no established market for the Parent Shares, and it is not anticipated that there will be any public market for the Parent Shares in the foreseeable future and, accordingly, that it may not be possible for the Transferor to liquidate its investment readily and it may be necessary to hold the investment for an indefinite period.

(d) (i) The Transferor is financially able to hold the Parent Shares for long-term investment, (ii) the Transferor recognizes that there are substantial risks involved in the acquisition of the Parent Shares, including risk of loss of the entire amount of such investment, and (iii) the Transferor can bear the economic risk of the acquisition of the Parent Shares and the loss of the entire amount of the investment.

(e) The Transferor confirms that it (i) is familiar with Parent, Acquiror and their respective Affiliates (collectively, the “Parent Companies”), (ii) has been given the opportunity to ask questions of the officers and directors of the Parent Companies and to obtain (and has received to the Transferor’s satisfaction) such information about the business and financial condition of the Parent Companies as the Transferor has reasonably requested and (iii) has such knowledge and experience in financial and business matters that the Transferor is capable of evaluating the merits and risks of acquiring the Parent Shares.

(f) In formulating a decision to acquire the Parent Shares, the Transferor (i) has relied solely upon an independent investigation of the Parent Companies and upon consultations with the Transferor’s legal and financial advisors with respect to this Agreement and the nature of this investment and (ii) has not relied on any oral or written representations or warranties of the Parent Companies.

(g) The Transferor is an accredited investor within the meaning of Regulation D under the Securities Act.

(h) The Transferor is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (each event so described, a “Disqualification Event”).

ARTICLE 5
Representations and warranties of the Company

The Company hereby represents and warrants to Acquiror and Parent that the statements contained in this Article 5 are true and correct on the date hereof:

5.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.1 of the Disclosure Schedule sets forth each jurisdiction in which each Group Company is licensed or qualified to do business, and each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The duly appointed members of the Board of Directors of the Company are Bruce Kehr, M.D. and Bruce Morra and the duly appointed officers of the Company are Daniel Cohen (Chief Executive Officer) and Scott Cashon (Chief Technology Officer).

5.2 Authority; Board Approval. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

5.3 No Conflicts; Consents. The execution and delivery by the Company of this Agreement and each other Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time or both):

(a) Conflict with or violate any provision of the Governing Documents of any Group Company;

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to any Group Company, (ii) any provision of any Governmental Order to which any Group Company or any of its properties are subject, or (iii) any provision of any Material Contract;

(c) Cause (i) any Group Company to become subject to, or to become liable for the payment of, any Tax, or (ii) any of the assets of any Group Company to be reassessed or revalued by any Governmental Authority or subject to an Encumbrance; or

(d) Require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

5.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 5,000,000 shares of Class A common stock, par value $.001 per share, and 14,000,000 shares of Class B common stock, par value $.001 per share (the “Common Stock”), of which 1,872,120 shares of Class A Common Stock and 158,045 shares of Class B Common Stock are issued and outstanding (without including the 33,239 shares of Class A Common Stock issued to Kenneth Orr), and (ii) 1,000,000 shares of “blank check” preferred stock, par value $.001 per share, none of which are issued and outstanding. The Company has not reserved any shares of Common Stock for issuance to employees, consultants, officers, or directors pursuant to any equity incentive plan.

(b) Section 5.4(b) of the Disclosure Schedule sets forth the capitalization of the Company (immediately after the redemption pursuant to the Redemption Agreement of the shares of Class A Common Stock issued to Kenneth Orr). All of the Shares are owned beneficially and of record by the Transferors, free and clear of all Encumbrances. The Shares represent 100% of the outstanding ownership interests in the Company. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been offered, issued and transferred pursuant to binding agreements (whether oral or written) without violation of any preemptive right or other right to purchase and were issued and/or transferred in compliance with all applicable Laws, the Governing Documents of the Company and the Contracts to which the Company is a party or otherwise bound. Other than the equity securities set forth on Schedule 5.4(b), there are no other equity or other ownership interests in the Company or outstanding securities convertible or exchangeable into ownership interests of the Company, including any options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, right of first offer, anti-dilution protections, obligations, commitments, plans or other Contracts or similar rights that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem (or establish a sinking fund with respect to redemption) ownership interests in the Company or require the Company to make any payments based on the price or value of the Shares or dividends paid thereon. There are no outstanding or authorized equity appreciation, contingent value, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of the Company. Upon consummation of the Transactions, Acquiror will be the sole owner, beneficially and of record, of 100% of the issued and outstanding equity interests of the Company, free and clear of any Encumbrances.

(c) The Company has delivered to Acquiror (via the Dataroom) copies of the Governing Documents of the Company. The minute books of the Company, which have been delivered to Acquiror, accurately reflect in all material respects all actions taken at all meetings and consents in lieu of meetings of stockholders, and all actions taken at all meetings and consents in lieu of meetings of its board of directors and all committees, and no material meetings of any such stockholders, board of directors, or committees have been held for which minutes have not been prepared and are not contained in such minute books.

5.5 Subsidiaries; Joint Ventures.

(a) The Company has no Subsidiaries. Except as set forth on Section 5.5(a) of the Disclosure Schedule, the Company does not own directly or indirectly any capital stock or other equity interest, or any security exchangeable or exercisable for or convertible into an equity interest, in any other Person.

(b) Except as set forth on Section 5.5(b) of the Disclosure Schedule, no Transferor or any Affiliates of any Transferor (other than a Group Company) has made a loan to, or borrowed money from, any Group Company, for which such Group Company has outstanding Liabilities to the other in respect of any loan or borrowing.

5.6 Financial Statements.

(a) Complete copies of the Group Companies’ (a) unaudited consolidated financial statements consisting of the consolidated balance sheet of the Group Companies dated as of December 31, 2019 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended, and (b) the unaudited consolidated financial statements consisting of the consolidated balance sheet of the Group Companies dated as of December 31, 2020 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the financial statements in the foregoing clauses (a) and (b), the “Year-End Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of the Group Companies as of January 31, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the one-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”) have been delivered to Acquiror. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements). The Financial Statements fairly and accurately present in all material respects the consolidated financial condition of the Group Companies as of the respective dates they were prepared and the results of the operations of the Group Companies for the periods indicated. The consolidated unaudited balance sheet of the Group Companies as of December 31, 2020 is referred to herein as the “Year-End Balance Sheet” and the date thereof as the “Year-End Balance Sheet Date” and the consolidated balance sheet of the Group Companies as of January 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company’s revenue recognition policy is consistent with GAAP.

(b) The books of account and financial records of the Group Companies are true and correct in all material respects and have been prepared and are maintained in accordance with GAAP applied on a consistent basis throughout the period involved. No Group Company has made any changes in its accounting practice since the Year-End Balance Sheet Date. The Group Companies maintain a standard system of accounting established and administered in accordance with GAAP.

(c) No Group Company maintains any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

(d) Each Group Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting and record-keeping controls that provide reasonable assurance that (i) it maintains no off-the-book accounts and its assets and properties are used only in accordance with management’s directives, (ii) transactions are executed in accordance with management’s authorizations, (iii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s authorization, (v) the recorded accounting for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) accounts, notes and other receivables are recorded accurately and do not include any amounts for which there is no written contractual commitment to pay, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, and (vii) it maintains records in accordance with statutory records retention requirements.

(e) No Group Company has received any grants, subsidies or other financial assistance from a Governmental Authority.

5.7 No Undisclosed Liabilities; Indebtedness. No Group Company has any material Liabilities, except (a) those which are adequately reflected or reserved against in the Year-End Balance Sheet, and (b) those which have been incurred in the Ordinary Course of Business since the Year-End Balance Sheet Date and which (1) are not, individually or in the aggregate, material in amount and (2) did not arise from any breach or default under any Contract, breach of warranty, tort or violation of Law. Section 5.7 of the Disclosure Schedule sets forth all of the Indebtedness of the Group Companies as of the date hereof.

5.8 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 5.8 of the Disclosure Schedule, since the Year-End Balance Sheet Date, (i) the Group Companies have operated in the Ordinary Course of Business, (ii) there has not been any Material Adverse Effect and (iii) there has not been, with respect to any Group Company, any:

(a) amendment of the Governing Documents of any Group Company;

(b) split, combination or reclassification of any shares of its capital stock;

(c) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(d) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(e) change in any method of accounting or accounting practice of any Group Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f) change in any Group Company’s cash management practices or policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g) entry into or modification or amendment of any Material Contract;

(h) termination or expiration of a Contract that, if in existence on the date hereof, would have been a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Year-End Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract to which any Group Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any Group Company’s properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r) hiring or promoting any person except to fill a vacancy in the Ordinary Course of Business;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t) any loan to (or forgiveness of any loan to) or from (or forgiveness of any loan from), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(u) entry into the settlement or compromise of any Action or any default or consent to entry of any judgment or admission of any liability with respect thereto;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) promotional, sales, discount or other activity outside of the Ordinary Course of Business that has had, or would reasonably be expected to have, the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(y) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000 individually (in the case of a lease, per annum) or in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(z) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof, or disposition of a substantial portion of the assets of such Group Company to any Person or any division thereof (other than sales of Company products made in the Ordinary Course of Business);

(aa) action by any Group Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Acquiror in respect of any Post-Closing Tax Period; or

(bb) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.9 Material Contracts.

(a) Section 5.9(a) of the Disclosure Schedule lists each of the following Contracts of the Group Companies or by which any Group Company is otherwise bound (each Contract set forth or required to be set forth on Section 5.9(a) of the Disclosure Schedule and each Company IP Agreement set forth or required to be set forth in Section 5.12(c) of the Disclosure Schedule, a “Material Contract”), identified in such Section of the Disclosure Schedule by reference to the applicable subsection below:

(i) all Contracts involving aggregate payments to or from the Company in excess of $10,000 and which, in each case, cannot be cancelled by the applicable Group Company without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts with suppliers pursuant to which any Group Company has paid more than $10,000 in the last 12 months;

(iii) all Contracts with customers pursuant to which any Group Company has received more than $10,000 in the last 12 months;

(iv) all Contracts that require any Group Company to purchase its total requirements of any product or service from a third party;

(v) all Contracts providing for a Group Company to be the exclusive provider of any product or service to any Person or for any Person to be the exclusive provider of any product or service to any Group Company, or that otherwise involve the granting by any Person to a Group Company or a Group Company to any Person of exclusive rights of any kind;

(vi) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(vii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii) all Contracts with distributors and sales representatives;

(ix) all broker, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(x) all Contracts with employees and independent contractors and consultants;

(xi) except for Contracts relating to trade receivables or trade payables, all Contracts relating to Indebtedness;

(xii) all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by or on behalf of the Company;

(xiii) all Contracts with any Governmental Authority;

(xiv) all Contracts that limit or purport to limit the ability of any Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time, that restrict the ability of any Group Company to do business with any Person or hire or solicit any Person, or that restricts the right of any Group Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights, or grants any rights of first refusal, rights of first negotiation or similar rights to any Person;

(xv) all Contracts pursuant to which a Group Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $10,000;

(xvi) all Contracts for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $10,000;

(xvii) all Contracts providing for indemnification to or from any Person and that was not entered into the Ordinary Course of Business;

(xviii) all Contracts for any joint venture, partnership or similar arrangement by any Group Company;

(xix) all collective bargaining agreements or Contracts with any Union;

(xx) all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts);

(xxi) all Contracts that provide any other Person with “most favored nation” or similar pricing or contain any special warranty, rebate arrangement, “take or pay” arrangement, mark-down or discount arrangement, agreement to take back or exchange goods, consignment arrangement or similar understanding with a customer or supplier of any Group Company;

(xxii) all powers of attorney granted by a Group Company to any Person for any purpose whatsoever;

(xxiii) all Contracts purporting to be binding on any Affiliate of any Group Company;

(xxiv) all Contracts granting any rights of first refusal, rights of first negotiation or similar rights to any Person;

(xxv) all Contracts that involve payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Group Company;

(xxvi) any other Contract that is material to the Group Companies and not otherwise disclosed pursuant to this Section 5.9; and

(xxvii) any bids, proposals or quotations, which if accepted would constitute a Material Contract.

(b) Each Material Contract is valid and binding on the applicable Group Company in accordance with its terms and is in full force and effect. None of the Group Companies or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No party to a Material Contract has exercised any termination rights with respect thereto or has given notice of any significant dispute with respect thereto. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Acquiror.

(c) No Group Company is a party to any Contract that will bind Acquiror or any of its Affiliates (other than such Group Company) with respect to Acquiror’s or Acquiror’s Affiliates’ own customers, products or services or otherwise.

5.10 Real Property.

(a) No Group Company owns, directly or indirectly, or has ever owned, any real property, nor does any Group Company hold title to any real property.

(b) Section 5.10(b) of the Disclosure Schedule lists (i) the street address of each parcel of real property leased or subleased by any Group Company, together with all buildings, structures and facilities located thereon (“Leased Real Property”); (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company has delivered or made available to Acquiror true, complete and correct copies of any leases, subleases, or other occupancy agreements, and any amendments, guaranties or addendums thereto, including all notices exercising renewal, expansion or termination rights thereunder affecting the Leased Real Property. No Group Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Group Companies’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Group Companies. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c) The Company has made available to Acquiror all title reports, surveys, title policies, environmental audits or reports, maintenance reports, permits and appraisals with respect to the Leased Real Property to the extent any of the foregoing are in the possession of the Company or the agents under its control.

(d) No Group Company has leased or sublet, as lessor, sub lessor, licensor or the like, any of the Leased Real Property to any Person. The Leased Real Property has access, in all material respects, sufficient for the conduct of Ordinary Course of Business, including to public roads and to all utilities, (including electricity, internet, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location).

(e) The Leased Real Property constitutes all of the real property utilized by the Group Companies.

(f) The Leased Real Property is sufficient for the conduct of the Group Companies’ business. All buildings, structures and appurtenances comprising part of the Leased Real Property that are currently being used by the Group Companies are structurally sound and in satisfactory condition and have been reasonably maintained, normal wear and tear excepted. No Group Company has an obligation to restore the premises subject to the Leased Real Property to their condition at the start of the applicable lease or otherwise, whether on the date hereof or at the termination or expiration of the lease.

5.11 Personal Property; Sufficiency of Assets.

(a) Each Group Company has good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property and assets used by such Group Company (the “Personal Property”), free and clear of all Encumbrances other than Permitted Encumbrances. The properties and assets of the Group Companies, including the Personal Property, are collectively sufficient for the continued conduct of the Group Companies’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Group Companies’ business in such manner.

(b) The Personal Property is structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of the Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.12 Intellectual Property.

(a) As used herein:

(i) “Company Intellectual Property” means all Intellectual Property that is owned or held for use by any Group Company.

(ii) “Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Group Company is a party, beneficiary or otherwise bound.

(iii) “Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

(iv) “Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software; and (g) semiconductor chips and mask works.

(v) “Publicly Available Software” means each of any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models.

(vi) “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (b) testing, validation, verification and quality assurance materials, (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

(vii) “Third Party Software” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such software, and any derivative of any of the foregoing, that is (i) not solely owned by a Group Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company product. Third Party Software includes any and all of the following, to the extent not solely owned by the Company: (A) software that is provided to the Group Companies’ end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company product or on a standalone basis, (B) software that is used for development, maintenance and/or support of any Company product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) software that is used to generate code or other software that is described in clauses (A) or (B), and (D) software that is used for the Group Companies’ internal business purposes, including accounting software, human resources software, customer relationship management software and similar software. Third Party Software includes any software that is Publicly Available Software that is not owned by the Company.

(b) Section 5.12(b) of the Disclosure Schedule lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including Software, that are not registered but that are material to the Group Companies’ business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Acquiror with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(c) Section 5.12(c) of the Disclosure Schedule lists all Company IP Agreements. The Company has provided Acquiror with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the applicable Group Company in accordance with its terms and is in full force and effect. Neither any Group Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(d) A Group Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Group Companies’ current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, each Group Company has entered into binding, written agreements with every current and former employee of such Group Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to such Group Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Group Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Acquiror with true and complete copies of all such agreements.

(e) No Group Company has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code to any Person who is not, as of the Agreement Date, a current Employee.

(f) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Group Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(g) The Group Companies’ rights in the Company Intellectual Property are valid, subsisting and enforceable. Each Group Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(h) The conduct of the Group Companies’ business as currently and formerly conducted, and the products, processes and services of the Group Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(i) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Group Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or any Group Company’s rights with respect to any Company Intellectual Property; or (iii) by any Group Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. No Group Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(j) Section 5.12(j) of the Disclosure Schedule contains a complete and accurate list of all Third Party Software (other than commercial off-the-shelf licenses that are not sold with, incorporated into, distributed in connection with or used in the development or provision of any Company product) setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which a Group Company holds rights to such item, (iv) the Company product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Group Companies, (vi) whether such item is distributed, hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Group Companies (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, and (vii) whether such item has been modified by or on behalf of the Group Companies. None of the Group Companies has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Group Companies hold rights to any Third Party Software, nor received any notice of intent to conduct any such audit. None of the Group Companies has incorporated into any Company product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that does or may (A) require any Company Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require a Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Intellectual Property, (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Intellectual Property, or (D) otherwise impose any limitation, restriction or condition on the right or ability of a Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Intellectual Property.

(k) The computer, information technology and data processing systems, facilities and services used by any Group Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of a Group Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the applicable Group Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner; the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Group Companies; all Systems (to the extent dedicated to a Group Company), other than software that is duly and validly licensed to such Group Company pursuant to a valid and enforceable Contract, are owned and operated by, and are under the control of, the applicable Group Company. To the Company’s Knowledge, no Person has gained unauthorized access to any of the Systems that would compromise to any material degree the value or confidentiality of such Systems or that would necessitate that the Company notify a third person of such unauthorized access. The Group Companies have implemented all critical security patches provided by third party licensors for the Systems. The Group Companies have commercially reasonable disaster recovery plans and procedures for its business. The Group Companies maintain policies and procedures regarding data security and privacy that are commercially reasonable and in material compliance with Law. To the Company’s Knowledge, there has been no material security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, the Systems.

(l) Those portions of the Company Intellectual Property (i) created by the Company, its employees or independent contractors do not contain, and (ii) created by Persons other than the Company, its employees or independent contractors, to the Company’s Knowledge, do not contain, in each case any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware or any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

5.13 Accounts Receivable; Accounts Payable.

(a) The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the applicable Group Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the applicable Group Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the applicable Group Company, are collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the applicable Group Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Knowledge of the Company, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party.

(b) The accounts payable reflected on the Interim Balance Sheet and arising after the date thereof have arisen from bona fide transactions entered into by the applicable Group Company in the Ordinary Course of Business. No Group Company has written-off or reversed any accounts payable or liability reserves outside of the Ordinary Course of Business. The accrued expenses reflected on the Interim Balance Sheet or accrued after the date thereof have arisen from bona fide transactions entered into by the applicable Group Company in the Ordinary Course of Business

5.14 Customers, Suppliers and Distributors.

(a) The Company has no customers from which it has generated any revenue since its inception.

(b) Section 5.14(b) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of the Group Companies, as measured by the dollar volume of purchases from such suppliers, during the twelve (12) month period ended December 31, 2020, showing the amount of payments made by the Group Companies to each such supplier during such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Supplier. There are no suppliers of products or services to the Company that are material to the Group Companies’ business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

(c) No Group Company has received notice from any Material Supplier that such Material Supplier is or, to the Company’s Knowledge, is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price, quantity of business or otherwise) of or otherwise adversely modifying or will or intends to terminate, cancel, discontinue, reduce, change the terms (whether related to payment, price, quantity of business or otherwise) of or otherwise adversely modify, in each case in any material respect, its business with the Group Companies, whether as a result of any of the transactions described in this Agreement or otherwise (and the Company does not have any reasonable basis to believe that any reasons exist or as a result of the transactions contemplated by this Agreement or any potential change in management or ownership of the Company would exist for any Material Supplier to take any such action). No Group Company is, or has during the past twelve (12) months been, involved in any material claim, dispute or controversy with any Material Supplier.

5.15 Insurance. Section 5.15 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Group Companies or any Transferor or any of their respective Affiliates (including the Group Companies) and relating to the assets, business, operations, employees, officers and directors of the Group Companies (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Acquiror. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions, and none of the Insurance Policies are written on a claims-made basis or will otherwise go into run-off at or following the Closing. No Group Company has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid. No Group Company has any liability due for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Insurance Policies. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Group Companies pending under any the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Group Company is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any the Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Group Companies and are sufficient for compliance with all applicable Laws and Contracts to which any Group Company is a party or by which it is bound.

5.16 Legal Proceedings; Governmental Orders.

(a) Section 5.16(a) of the Disclosure Schedule identifies and provides a summary of the status and material claims involved in each Action that is currently or the past five years was pending, or, to the Company’s Knowledge, threatened against or by any Group Company (or any of its Representatives with respect to their business activities on behalf of any Group Company) affecting any of its properties or assets. Except as set forth in such Section 5.16(a) of the Disclosure Schedule, the Group Companies have insurance that will cover all Losses that may be incurred by any Group Company in connection with each such pending Action.

(b) There are no Actions pending or, to the Company’s Knowledge, threatened against or by any Group Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no, nor in the past five (5) years have there been any, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Group Company (or any of its Representatives with respect to their business activities on behalf of the Group Companies) or any of its properties or assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

5.17 Compliance With Laws; Permits.

(a) Each Group Company is and has been in compliance in all material respects with all Laws. No Group Company has been charged with, and is not now under investigation with respect to, a violation of any Law. No Group Company has received any communication during the past five (5) years from a Governmental Authority that alleges that any Group Company is not in compliance with any Law.

(b) The Group Companies (i) hold, and are in compliance in all material respects with the terms of, all Permits that are necessary to enable the Group Companies to conduct their business, all of which are listed on Section 5.17(b) of the Disclosure Schedule, (ii) have not received any notice of the institution of any Action to revoke any such Permits or alleging that any Group Company fails to hold such Permits, and (iii) have not received any notice that any loss or expiration of any Permit is pending, other than expiration in accordance with the terms thereof, and, to the Company’s Knowledge, there is no threatened or reasonably foreseeable loss or expiration of any Permit, other than expiration in accordance with the terms thereof. The Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions

(c) With respect to any securities of the Company to be transferred hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Transactions, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of transfer (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Acquiror a copy of any disclosures provided thereunder.

5.18 Employee Benefit Matters.

(a) Section 5.18(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Group Company or any other Person that, together with any Group Company, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Group Company or its ERISA Affiliates or any spouse or dependent of such individual, or under which any Group Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Acquiror or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Acquiror accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent favorable determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, copies of the three most recently filed Forms 5500, with schedules attached; (vii) the financial statements and/or actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years, and a current estimate of accrued and anticipated liabilities thereunder; (viii) copies of material notices, letters or other correspondence with respect to the registration, maintenance or qualification requirements applicable to a Benefit Plan from any Governmental Authority, including, without limitation, the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan; and (ix) the three most recent, annual nondiscrimination tests for each Benefit Plan for which such nondiscrimination tests are required by applicable Law.

(c) Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Group Company or, with respect to any period on or after the Closing Date, Acquiror or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.  Each Group Company has timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to the Benefit Plans.

(d) Neither any Group Company nor any of its ERISA Affiliates has ever sponsored, maintained, or contributed to any (i) Benefit Plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Acquiror or any of its Affiliates from amending or terminating any Benefit Plan after the Closing and without incurring any expenses (including, but not limited to, loads, surrender fees, termination or deferred sales charges imposed with respect to insurance products or other financial products used to fund such Benefit Plans), other than reasonable administrative expenses in connection with such termination.  No Group Company has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

(f) No Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of any Group Company or any of its ERISA Affiliates after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Subtitle B of Title I of ERISA or any similar state continuation coverage Laws or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(g) There is no pending or, to Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and no amounts deferred under any such plan is, or upon vesting will be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.  Neither any Group Company nor any of its ERISA Affiliates has any indemnity or gross-up obligation to any service provider for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.

(i) Each individual who is classified by a Group Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j) Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Group Company or any of its ERISA Affiliates to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Group Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v)  result in any amount paid or payable by any Group Company (or by any of its Affiliates or by any Person who acquires ownership or effective control of a Group Company or ownership of a substantial portion of the Group Companies’ assets (within the meaning of section 280G of the Code)): (A) constituting an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999, or (B) being not deductible by any Group Company by reason of Code Section 280G.

5.19 Employment Matters.

(a) Section 5.19(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of any Group Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 5.19(a) of the Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of any Group Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any Group Company with respect to any compensation, commissions or bonuses.

(b) No Group Company is, or has been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of any Group Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Group Company or any of its employees. No Group Company has any duty to bargain with any Union.

(c) Each Group Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by a Group Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against any Group Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of any Group Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) Each Group Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses (the “WARN Act”) and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) To the Knowledge of the Company, no key employee intends to terminate his or her employment.

5.20 Taxes.

(a) All Tax Returns required to be filed on or before the date hereof by any Group Company have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by any Group Company (whether or not shown on any Tax Return) have been timely paid. All estimated Taxes required to be paid by or with respect to any Group Company have been paid.

(b) Each Group Company has (i) properly deducted or withheld and timely paid to the appropriate Governmental Authorities all Taxes required by Law to be deducted, withheld or paid by it, including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and (ii) complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where any Group Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. Section 5.20(c) of the Disclosure Schedule sets forth each state, county, local municipal, domestic or foreign jurisdiction or Governmental Authority in or with which any Company (i) files a Tax Return, (ii) is registered for any Tax purpose, (iii) treats itself as liable for any Tax on a “nexus” basis, (iv) is qualified to do business, (v) owns or regularly uses property on anything other than a transient basis, (vi) has any employee or in which any employee is regularly present, or (vii) has any agent, representative or distributor.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Group Company.

(e) The amount of the Group Companies’ Liability for unpaid Taxes for all periods ending on or before January 31, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Group Companies’ Liability for unpaid Taxes for all periods following January 31, 2021 shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Group Companies (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 5.20(f) of the Disclosure Schedule sets forth:

(i) the taxable years of each Group Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against any Group Company as a result of any examinations by any taxing authority have been fully paid.

(h) No Group Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) The Company has delivered to Acquiror copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Group Company.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Group Company.

(k) No Group Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement that shall survive the Closing.

(l) No Group Company is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Group Company.

(n) No Group Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than a tax group of which the Company is the parent. No Group Company has any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o) No Group Company has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. No Group Company has taken any action that could defer a Liability for Taxes of any Group Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p) No Group Company has been required to, nor will it be required hereunder to, include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of accounting methods employed prior to the Closing, nor is any application pending with a Governmental Authority requesting permission for any changes in accounting methods that relate to the Group Companies. No Group Company will be required hereunder to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) open transaction or installment disposition made on or prior to the Closing Date, (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at the Closing described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) income from the discharge of indebtedness that was deferred pursuant to the provisions of Code section 108(i), or (v) prepaid amount received on or prior to the Closing Date.

(q) No Group Company is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(r) No Group Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(s) No Group Company has consummated or participated in, nor is it currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. No Group Company has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(t) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any Group Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(u) Section 5.20(u) of the Disclosure Schedule sets forth all foreign jurisdictions in which any Group Company is subject to Tax, is engaged in business or has a permanent establishment. No Group Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Group Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(v) All transactions or arrangements made by a Group Company with related parties have been made on arm’s length terms, in accordance with applicable transfer pricing principles and the processes by which prices, amounts and terms have been arrived at have, in each case, been fully documented.

(w) No Group Company owns, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Code Section 1297.

(x) No Group Company will be required to include any amount in income pursuant to Code Section 965 (including Section 965(h) for any Post-Closing Tax Period.

(y) None of the assets of a Group Company is property that a Group Company is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

5.21 Export Control Matters.

(a) Each Group Company has been in compliance in all material respects with all Export Control Laws applicable to it. “Export Control Laws” means all Laws relating to U.S. export control and trade embargo statutes, regulations, Governmental Orders, guidelines and policies of the United States Government and each applicable Governmental Authority of any country in which any Group Company conducts business, including, but not limited to EU Export Control and EU Sanctions Laws, the International Traffic In Arms Regulations (22 C.F.R. Parts 120-130 (2011)) of the U.S. Department of State; the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2011)) of the U.S. Department of Commerce; the U.S. antiboycott regulations and guidelines, including those under EAR and U.S. Department of the Treasury regulations; the various economic sanctions regulations and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control, and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, and Governmental Orders of various agencies of the federal government of the United States.

(b) No Group Company has received from any Governmental Authority a request for information relating to the sale or delivery of any product or services or any disclosure of technical data based on a potential violation of any Export Control Law. There are no Actions or, to the Knowledge of the Company, investigations pending and there are no Actions or investigations contemplated by any Governmental Authority against or involving any Group Company based on an alleged violation of any Export Control Law.

(c) Without limiting the foregoing paragraphs (a) and (b) of this Section 5.21, each Group Company:

(i) has not exported any items or services directly or indirectly to any country subject to economic sanctions, including Cuba, Iran, North Korea, Sudan or Syria, or permitted access to technical data of any persons of these nationalities except such persons who have lawful U.S. permanent residence status;

(ii) has not exported any items or services directly or indirectly to, or permitted access to technical data of, any individuals or entities listed on any U.S. or EU government list of parties subject to sanctions or export prohibitions, including without limitation the list of Specially Designated Nationals, the Denied Parties List, the Unverified List, the Entity List, the Nonproliferation Sanctions list, or the UK Treasury Consolidated List of Sanctions Targets; and

(iii) has not exported any items directly or indirectly to, or permitted access to technical data of, any individuals or entities of the People’s Republic of China, Russia or Venezuela except for solely civilian end use by civilian end users.

(d) The Company is aware of U.S. Commerce Department Bureau of Industry and Security recordkeeping requirements, and of the recordkeeping requirements of any other Governmental Authority regulating the items that it exports, and each Group Company is in full compliance with the same.

5.22 Certain Payments. Each Group Company in material compliance with all applicable foreign, federal, state and local anti-bribery, anticorruption and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act, as amended. None of the Group Companies nor any Representative thereof or any other Person authorized to act for or on behalf of any Group Company, has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, public or private, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment of business secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Group Companies.

5.23 Warranty Obligations. The Company has delivered to Acquiror true and correct copies of all written warranties currently in effect covering the products and services of the Group Companies. No Group Company has, in any of past three (3) years, had Liabilities under express and implied warranties in excess of the reserve for warranty liability set forth in the balance sheet included in the Financial Statements for such year, and no Group Company will have Liabilities under express and implied warranties with respect to any products designed, sold or distributed by any Group Company or any services performed by any Group Company prior to the date herof in excess of the reserve for warranty liability set forth on the Interim Balance Sheet.

5.24 Data Privacy and Security.

(a) The Group Companies’ Data Handling practices, including with respect to Sensitive Data, comply in all material respects with all Laws and contractual obligations, are, in any event, to the Knowledge of the Company, reasonable, and are regularly and consistently followed in the conduct of its business and on which the Group Companies regularly conduct training. “Data Handling” means the collection, storage, processing, use, transmission, disclosure and securing of data. “Sensitive Data” means any data of a sensitive nature, including: (a) confidential information regarding the Group Companies’ products, services operations and clients; (b) nonpublic Personal Information, as defined under the Gramm-Leach-Bliley Act; (c) information required by any applicable Law or industry standard or requirement to be encrypted, masked or otherwise protected from disclosure; (d) government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (e) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data; (f) user names, email addresses, passwords, or other credentials for accessing accounts; and (g) any other sensitive information regarding individuals or their employment, family, health or financial status, such as medical records, salary, benefits, marital status and geo location data.

(b) Sensitive Data are stored and transmitted in an encrypted manner, and Sensitive Data are not maintained by any Group Company for longer than is needed to conduct the Business, or as required by Laws or contractual obligations. Sensitive Data is not transmitted or otherwise provided to a third party except by a secure, encrypted means and subject to a requirement that the recipient treat any such Sensitive Data securely and as required by Law.

(c) To the Knowledge of the Company, no Sensitive Data handled by any Group Company has been exposed, lost, inappropriately accessed, misappropriated or misused. To the Knowledge of the Company, (i) there have been no breaches of or lapses in the security of any IT systems or facilities of the Group Companies or of any communications means or interface with the Group Companies’ IT systems, and (ii) the Group Companies’ IT systems have not experienced any unpermitted intrusions or been adversely affected by any denial of service attacks.

(d) The consummation of the Transactions will not violate any Laws, contractual obligations or industry requirement relating to Sensitive Data or Data Handling, and all data, including Sensitive Data, of the Group Companies will be available for Data Handling by the Group Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

5.25 Transactions with Related Persons. Except as set forth in Section 5.25 of the Disclosure Schedule (the items so disclosed or required to be disclosed, the “Related Party Transactions and Relationships”), no Transferor nor any Affiliate of any Transferor, nor any of their respective Representatives:

(a) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, stockholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of a Group Company;

(b) owns or has an interest in, directly or indirectly, any property, asset or right used by any Group Company;

(c) owes any money to or is owed any money by any Group Company (other than accrued compensation in the Ordinary Course of Business in the case of employees of the Group Companies);

(d) provides goods or services to any Group Company (other than as an employee of a Group Company) or receives goods or services from any Group Company;

(e) is a party to a Contract, or is involved in any business arrangement or other relationship, with any Group Company (whether written or oral);

(f) has pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any Group Company (nor has any Group Company pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any such Person); or

(g) has any claim or cause of action against any Group Company.

5.26 Brokers. Except as set forth in Section 5.26 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other transactions, whether past, present or future, based upon arrangements made by or on behalf of any Group Company or any Transferor.

5.27 Projections. All cost estimates, forecasts, projections and other forward looking information regarding the Group Companies that have been provided to Acquiror or its representatives were prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by Acquiror that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

ARTICLE 6
Representations and warranties of Acquiror and Parent

6.1 Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Company and the Transferors that the statements contained in this Section 6.1 are true and correct on the date hereof:

(a) Organization and Authority of Acquiror. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Acquiror is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Acquiror of this Agreement and any other Transaction Document to which Acquiror is a party, the performance by Acquiror of its obligations hereunder and thereunder and the consummation by Acquiror of the Transactions have been duly authorized by all requisite corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms. When each other Transaction Document to which Acquiror is or will be a party has been duly executed and delivered by Acquiror (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Acquiror enforceable against it in accordance with its terms.

(b) No Conflicts; Consents. The execution and delivery by Acquiror of this Agreement and each other Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time or both) (i) conflict with or violate any provision of the Governing Documents of Acquiror or (ii) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Governmental Order to which Acquiror is subject or any provision of any Contract to which Acquiror is a party or by which Acquiror is subject, except for such filings as may be required under the Securities Act (or applicable blue sky laws).

(c) Investment Purpose. Acquiror will acquire the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

(d) Legal Proceedings. There are no Actions pending or, to Acquiror’s knowledge, threatened against or by Acquiror or any Affiliate of Acquiror that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(e) Brokers. Except for such amounts as Acquiror shall pay, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any Transaction Document based upon arrangements made by or on behalf of Acquiror.

6.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and the Transferors that the statements contained in this Section 6.2 are true and correct on the date hereof:

(a) Organization and Authority of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the Transactions have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

(b) No Conflicts; Consents. The execution and delivery by Parent of this Agreement and each other Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time or both) (i) conflict with or violate any provision of the Governing Documents of Parent or (ii) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Governmental Order to which Parent is subject or any provision of any Contract to which Parent is a party or by which Parent is subject, except for such filings as may be required under the Securities Act (or applicable blue sky laws).

(c) Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(d) Valid Issuance of the Parent Shares. The Parent Shares, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities Laws. Subject to the accuracy and completeness of the representations in Article 4 and Article 5, the Parent Shares will be issued in compliance with all applicable federal and state securities Laws.

(e) Brokers. Except for such amounts as Parent shall pay, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any Transaction Document based upon arrangements made by or on behalf of Parent.

(f) No Disqualification Events. With respect to any securities of Parent to be transferred hereunder in reliance on Rule 506 under the Securities Act, none of Parent, Acquiror, any of their respective predecessors, any affiliated issuer, any director, executive officer, other officer of Parent or Acquiror participating in the Transactions, any beneficial owner of 20% or more of Parent’s or Acquiror’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Parent or Acquiror in any capacity at the time of transfer (each, a “Parent Covered Person” and, together, “Parent Covered Persons”) is subject to any Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Each of Parent and Acquiror has exercised reasonable care to determine whether any Parent Covered Person is subject to a Disqualification Event. Each of Parent and Acquiror has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Transferors a copy of any disclosures provided thereunder.

ARTICLE 7
Covenants

7.1 Confidentiality. From and after the Closing, each Transferor shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Group Companies (“Confidential Information”), except to the extent that the Transferor can show that such information (a) is generally available to and known by the public through no fault of the Transferor, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Transferor, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Transferor or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Transferor shall promptly notify Acquiror in writing and shall disclose only that portion of such information which the Transferor is advised by its counsel in writing is legally required to be disclosed, provided that the Transferor shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.2 Non-competition; Non-solicitation.

(a) For a period of three (3) years following the Closing, each Transferor holding over 10% of the issued and outstanding shares of Common Stock of the Group Companies as set forth in Section 5.4(b) of the Disclosure Schedule agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, through any Person or any Affiliate thereof, entity or contractual arrangement:

(i) engage in the Business or any segment thereof anywhere in the world (the “Restricted Territory”), it being acknowledged by the Transferors that the Group Companies engage in the Business throughout the Restricted Territory;

(ii) acquire, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including, without limitation, as a partner or through stock or other equity ownership in, any business or Person that engages in the Business or any segment thereof anywhere in the Restricted Territory; or

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of a Group Company to cease doing business with any Group Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Group Companies.

Notwithstanding the foregoing, (x) the restrictions in the foregoing clauses (i) and (ii) shall not apply to (1) Daniel Cohen for so long as he is employed by the Company, Acquiror or Parent following the Closing (provided, for the avoidance of doubt, that he shall be bound by the covenants and other obligations set forth in the Employment Agreement), or (2) Bruce Kehr, M.D. and Bruce Morra (provided that neither Bruce Kehr, M.D. nor Bruce Morra shall take any of the actions specified in the foregoing clause (ii) with respect to any business that can reasonably be considered similar to the Business unless he has notified Parent in writing of his intent to take such action and Parent has determined that such action does not a present a conflict of interest between such action, on the one hand, and his duties and responsibilities on behalf of the Company, on the other hand, and (y) nothing in this Section 7.2(a) shall prevent a Transferor that is a natural person from owning up to five percent (5%) of any of the debt or equity securities of any private business organization or a business organization that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that, in each case, such Transferor shall not have any active participation or management authority in connection with the business of such business organization. Each of Bruce Kehr, M.D. and Bruce Morra represents and warrants that, other than his service on behalf of the Company, he is not taking any action specified in the foregoing clause (ii) with respect to any business that can reasonably be considered similar to the Business.

(b) For a period of three (3) years following the Closing (and in the case of Section 7.2(b)(ii) indefinitely), each Transferor agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, through any Person or any Affiliate thereof, entity or contractual arrangement:

(i) solicit, offer employment to or hire any individual that is an employee or consultant of a Group Company or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual that is an employee or consultant of a Group Company to leave the employ of such Group Company; provided, however, that nothing in this Section 7.6(b)(i) shall prohibit any such party from: (A) using general solicitations (including through search firms) not targeted at employees of the Group Companies, or employing any person who responds to such solicitation; (B) hiring, employing or discussing employment with any person who contacts such party independently without any solicitations by such party or (C) soliciting any person who has left the employment of the Group Companies at least six (6) months prior to such party soliciting such person; or

(ii) disparage Acquiror or any of its Affiliates (including, after the Closing, the Group Companies) in any way that could adversely affect the goodwill, reputation or business relationships of Acquiror or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(c) Each Transferor acknowledges that if it breaches any obligation under this Section 7.2, Acquiror will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate, and the Transferor therefore agrees that upon such breach or threatened breach, Acquiror shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring the other party from violating any such provision. This Section 7.2(c) shall not be construed as an election of any remedy, or as a waiver of any right available to Acquiror under this Agreement or the Law, including the right to seek damages for a breach.

(d) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 7.2 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on each Transferor’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Acquiror the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 7.2 because taken together they are more extensive than necessary to assure to Acquiror the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

7.3 Approvals and Consents.

(a) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Transferors’ Representative shall, at its sole expense, subsequent to the Closing, cooperate with Parent, Acquiror and the Group Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Transferors’ Representative shall use its reasonable best efforts to provide the Group Companies with the rights and benefits of the affected Contract for the term thereof, and, if the Transferors’ Representative provides such rights and benefits, the applicable Group Company shall assume all obligations and burdens thereunder.

(b) The Company and each Transferor hereby waives all rights of first refusal, co-sale rights, drag-along rights, consent rights and other similar rights that the Company or the Transferor (as applicable) may have, as well as any restrictions on the transfer of the Shares, in each case under the Company’s organizational documents or otherwise with respect to the transactions contemplated hereby.

7.4 Release.

(a) Each Transferor, on behalf of itself and its Affiliates, and their respective successors and assigns and Representatives (collectively, the “Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Parent, Acquiror, each Group Company, and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Released Parties”), from any and all Actions, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which the Transferor or any other Releasor ever had, now have or may have relating to, arising out of or in any way connected with the dealings of the Group Companies and the other Released Parties, on the one hand, and the Transferor and the other Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing Date (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include any of the terms, conditions or other provisions or obligations under this Agreement or the other Transaction Documents.

(b) Each Transferor acknowledges that the Laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Transferor acknowledges that such provisions are designed to protect a party from waiving claims which he does not know exist or may exist. Nonetheless, each Transferor agrees that, effective as of the Closing Date, each Transferor and the other Releasors shall be deemed to waive any such provision.

(c) Each Transferor further agrees that no party shall, nor permit any Affiliate thereof to: (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

7.5 Publicity; Transaction Disclosure.

(a) Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as approved in writing by the other parties (such approval not to be unreasonably withheld, conditioned or delayed); provided, that if such announcement is required by Law, a party may make any such announcement, release or similar publicity without the consent of the other party, provided that the disclosing party shall use commercially reasonable efforts to provide, to the extent practicable and legally permitted, the other party a reasonable opportunity to review and comment on the content of such announcements in advance (it being understood that the other party shall not have any right to prevent the disclosing party from making such announcements).

(b) None of (i) the Group Companies, any Transferor or any of their respective Affiliates or any of their respective Representatives shall (except with the prior written consent of Acquiror or as permitted by this Agreement) and (ii) Acquiror or any of its Affiliates or Representative shall (except with the prior written consent of the Transferors’ Representative or as permitted by this Agreement) disclose to any Person: (A) the fact that any confidential information of the Group Companies has been disclosed to Acquiror or its Representatives, or that any confidential information of Parent or Acquiror has been disclosed to the Group Companies or the Transferors or (B) any information about the transactions contemplated hereby, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated hereby or the related documents (including this Agreement); provided that the foregoing obligation of the Group Companies, the Transferors or Acquiror (or any of their respective Affiliates or Representatives) shall not prohibit disclosure of any such information (1) if required by applicable Law; (2) as required in order to fulfill such party’s obligations under this Agreement; (3) to a financial, legal or accounting advisor for the purpose of advising in connection with the transactions contemplated by this Agreement and the other Transaction Documents (provided, that such advisor is made aware of and directed to comply with the provisions of this Section 7.5), (4) to the extent that the information has been made public by, or with the prior consent of, Acquiror (with respect to disclosures by the Group Companies, a Transferor or their respective Affiliates or Representatives) or the Transferors’ Representative (with respect to disclosures by Acquiror or its Affiliates or Representatives) or (5) in connection with any Action with respect to this Agreement or any other Transaction Documents; and provided, further, that in the event any of the Group Companies, a Transferor or Acquiror is required by Law to disclose any such information, such Person shall promptly notify Acquiror (with respect to disclosures by the Group Companies or a Transferor) or the Transferors’ Representative (with respect to disclosures by Acquiror) in writing to the extent permitted by Law, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall reasonably cooperate with Acquiror or the Transferors’ Representative, as applicable (at such Person’s expense) to preserve the confidentiality of such information consistent with applicable Law.

7.6 Litigation Support. Following the Closing, in the event and for so long as Parent, Acquiror or the Group Companies are actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving any Group Company, each Transferor will cooperate with it and its counsel in the contest or defense and provide such testimony and access to the Transferor’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Parent, Acquiror and the Group Companies (unless Acquiror is entitled to indemnification therefor hereunder).

7.7 Customer and other Business Relationships. After the Closing, each Transferor shall cooperate with Acquiror in its efforts to continue and maintain for the benefit of Acquiror those business relationships of the Group Companies existing prior to the Closing, including relationships with customers, suppliers, employees, regulatory authorities and licensors. After the Closing, each Transferor will, and will cause its Affiliates to, refer to Acquiror all inquiries relating to the Group Companies.

7.8 Insurance; Risk of Loss. For any claim that may be asserted against any Group Company after the Closing Date arising out of events, incidents, conduct or circumstances that occurred and/or existed prior to the Closing Date (such claims, “Post-Closing Claims”): (i) each Transferor shall ensure that the Group Companies have access to coverage under each of the insurance policies set forth in Section 5.15 of the Disclosure Schedule (the “Specified Policies”) in each case subject to the terms and conditions thereof; and (ii) with respect to Specified Policies designated as “Claims-Made” and “Occurrence-Reported,” each Transferor shall secure tail coverage and/or ensure that the Group Companies have access, either directly or through the Transferor or its Affiliates, to coverage under renewals of such Specified Policies or equivalent coverage. After the Closing Date, the Group Companies may seek coverage for any Post-Closing Claim from the applicable insurer under any Specified Policy or, where applicable, any tail or renewal policy or equivalent of such Specified Policy, and each Transferor shall cooperate with the Group Companies in connection with the tendering of such claims (including by providing access to employees and third party claims adjustors); provided, however, that (i) the Group Companies shall reimburse each Transferor for all of its out-of-pocket costs and expenses in connection with such cooperation; and (ii) the Group Companies shall notify the applicable Transferor(s) of all such coverage claims made. No Transferor shall release, commute, buy-back, or otherwise eliminate the coverage available under any Specified Policy without first providing reasonably advance written notice to the Group Companies.

7.9 Acquiror Board of Directors. Until the first anniversary of the Closing Date, (i) the board of directors of Acquiror (the “Acquiror Board”) shall consist of at least five (5) seats, (ii) the Transferors’ Representative (on behalf of the Transferors) shall have the right to designate individuals (the “Transferors’ Designees”) to fill two (2) seats on the Acquiror Board (which Transferors’ Designees shall initially be Bruce Kehr and Daniel Cohen), (iii) two (2) seats on the Acquiror Board shall be occupied by independent directors unaffiliated with the Company, Acquiror or Parent (except for such director’s position on the Acquiror Board), (iv) one (1) seat on the Acquiror Board shall initially be occupied by Marc Wiener and (v) Parent shall take all actions reasonably necessary in its capacity as a shareholder of Acquiror to effectuate the foregoing clauses (i) – (v) (including voting its shares in Acquiror or taking action by written consent to effect such appointments), including by appointing the Transferors’ Designees to the Acquiror Board; provided, however, that Parent may elect not to appoint a Transferors’ Designee if such Transferors’ Designee’s serving on the Acquiror Board would violate applicable Law or the rules and regulations of the OTC Pink market.

7.10 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

7.11 Transferors’ Representative. Daniel Cohen shall serve as the exclusive agent of the Transferors (the “Transferors’ Representative”) for all purposes of this Agreement and the Transactions contemplated hereby. Without limiting the generality of the foregoing, the Transferors’ Representative shall be authorized (a) in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of any of the Transferors necessary to effectuate the Closing and the Transactions, and (b) to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement. The Transferors’ Representative also shall be exclusively authorized to take all actions on behalf of the Transferors in connection with any claims or disputes in respect of this Agreement, any other agreement, document or instrument contemplated by this Agreement or the Transactions, to bring, prosecute, defend or settle such claims and disputes, and to make and receive payments in respect of such claims and disputes on behalf of the Transferors, and no Transferor shall take any such action without the Transferors’ Representative’s prior written approval. The Transferors’ Representative shall not be liable to any of the Transferors for any action taken by the Transferors’ Representative pursuant to this Agreement unless the Transferors’ Representative has acted in bad faith or with gross negligence or willful misconduct, and the Transferors shall jointly and severally indemnify him from any Losses arising out of or relating to the Transferors’ Representative serving as agent hereunder. The Transferors’ Representative is serving in the capacity as exclusive agent of the Transferors hereunder solely for purposes of administrative convenience. Parent, Acquiror and any Acquiror Indemnitee shall be entitled to rely conclusively on the instructions, decisions, actions and inactions of the Transferors’ Representative as to (i) the settlement of any claims for indemnification by Parent, Acquiror or any such Acquiror Indemnitee or (ii) any other action required or permitted to be taken by the Transferors’ Representative hereunder. No party hereunder shall have any cause of action against Parent, Acquiror or any Acquiror Indemnitee for any action taken by Parent, Acquiror or such Acquiror Indemnitee in reliance upon the instructions or decisions of the Transferors’ Representative. Upon delivery of any payments, whether in cash or equity securities, by Parent or Acquiror to Transferors’ Representative as contemplated by this Agreement, each Transferor should look only to the Transferors’ Representative for such payments and shall have not claims against Acquiror or Parent. Transferors’ Representative shall have the right to name and appoint a successor in advance in the event that the Transferors’ Representative resigns, dies or becomes incapacitated. If the Transferors’ Representative resigns, dies or becomes incapacitated and no such successor has been appointed, his successor will be appointed within fifteen (15) days of such event by mutual written consent of Transferors. The decisions and actions of any successor Transferors’ Representative will be, for all purposes, those of the Transferors’ Representative as if originally named herein. The death or incapacity of any Transferor will not terminate the authority and agency of the Transferors’ Representative. Any successor Transferors’ Representative will provide Acquiror with prompt written notice of his or her appointment.

ARTICLE 8
Tax matters

8.1 Tax Covenants.

(a) Without the prior written consent of Acquiror, no Transferor shall, to the extent it may affect, or relate to, any Group Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Acquiror or any Group Company in respect of any taxable period ending after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on and including the Closing Date (“Post-Closing Tax Period”). Each Transferor agrees that none of Parent, Acquiror or the Group Companies is to have any liability for any Tax resulting from any action of such Transferor, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Parent, Acquiror and the Group Companies against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Transferors when due. Each Transferor shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Acquiror shall cooperate with respect thereto as necessary).

(c) The Transferors’ Representative shall prepare, or cause to be prepared, all income Tax Returns required to be filed by the Group Companies on a consolidated basis after the Closing Date with respect to a “taxable period” ending on or before the Closing Date, and Acquiror shall prepare all other Tax returns required to be filed by the Group Companies after the Closing Date.

(d) Any Tax Return required to be filed by the Group Companies after the Closing Date with respect to a “taxable period” ending on or before the Closing Date and with respect to any taxable period beginning before and ending after the Closing Date (the portion of such taxable period ending on and including the Closing Date (“Pre-Closing Tax Period”)) shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. All Tax Returns prepared by Acquiror for Pre-Closing Tax Periods and shall be submitted by Acquiror to the Transferors’ Representative (together with schedules, statements and, to the extent requested by the Transferors’ Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If the Transferors’ Representative objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Acquiror in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Acquiror and the Transferors’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Acquiror and the Transferors’ Representative are unable to reach such agreement within ten (10) days after receipt by Acquiror of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Acquiror and reasonably acceptable to the Transferors’ Representative (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Acquiror and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne by Acquiror, on the one hand, and the Transferors’ Representative, on the other hand, in such amount(s) as shall be determined by the Accounting Referee based on the proportion that the aggregate amount of disputed items submitted to the Accounting Referee that is unsuccessfully disputed by Acquiror, on the one hand, or the Transferors’ Representative, on the other hand, as determined by the Accounting Referee, bears to the total amount of such disputed items so referred to the Accounting Referee for resolution. The preparation and filing of any Tax Return of the Group Companies that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Acquiror.

8.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Group Company shall be terminated as of the Closing Date. After such date no Group Company, Transferor nor any of the Transferors’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

8.3 Tax Indemnification. The Transferors shall, on a joint and several basis, indemnify the Group Companies, Acquiror, and each Acquiror Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 5.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article 8; (c) all Taxes of the Group Companies or relating to the business of the Group Companies for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Group Company (or any predecessor of any Group Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on any Group Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; in each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. The Transferors shall, on a joint and several basis, reimburse Acquiror for any Taxes of any Group Company that are the responsibility of the Transferors pursuant to this Section 8.3 within ten (10) Business Days after payment of such Taxes by Acquiror or any Group Company. Each Acquiror Indemnitee that is not a party to this Agreement shall be an express third party beneficiary of this Section 8.3 with the right to directly enforce the provisions thereof.

8.4 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Taxes of the Group Companies for any Pre-Closing Tax Period shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

8.5 Contests. Acquiror agrees to give written notice to the Transferors’ Representative of the receipt of any written notice by any Group Company, Acquiror or any of Acquiror’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Acquiror pursuant to this Article 8 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Acquiror’s right to indemnification hereunder. Acquiror shall control the contest or resolution of any Tax Claim; provided, however, that Acquiror shall obtain the prior written consent of the Transferors’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Transferors’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Transferors’ Representative.

8.6 Cooperation and Exchange of Information. The Transferors and Acquiror shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 8 or in connection with any audit or other proceeding in respect of Taxes of the Group Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Transferor and Acquiror shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the Closing Date, the Transferor or Acquiror (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

8.7 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 8 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

8.8 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.20 and this Article 8 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

8.9 Overlap. To the extent that any obligation or responsibility pursuant to Article 9 may overlap with an obligation or responsibility pursuant to this Article 8, the provisions of this Article 8 shall govern.

ARTICLE 9
Indemnification

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 5.20 which are subject to Article 8) shall survive the Closing and shall remain in full force and effect until the second anniversary of the Closing Date (the “General Survival Period”); provided, that the representations and warranties in Article 4, Section 5.1, Section 5.2, Section 5.3(a), Section 5.4, Section 5.5, Section 5.11(a), Section 5.25 and Section 5.26 shall remain in full force and effect until the seventh anniversary of the Closing Date, the representations and warranties in Section 5.13 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive indefinitely (the representations and warranties identified in the foregoing proviso, the “Fundamental Representations”). All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article 8 which are subject to Article 8) and any statement contained in any certificate delivered pursuant hereto shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, the references in this Section 9.1 to the “statutes of limitations” shall refer to the statute of limitations applicable to the particular matter that gave rise to a breach of the representation or warranty in question, and not to the statute of limitations applicable to a breach of this Agreement.

9.2 Indemnification By The Transferors. Subject to the other terms and conditions of this Article 9, the Transferors shall indemnify and defend each of Parent, Acquiror and their respective Affiliates (including the Group Companies) and their respective Representatives (collectively, the “Acquiror Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that are or may be incurred or sustained by, or imposed upon, the Acquiror Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) an inaccuracy in or breach of any representation or warranty of any Transferor or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Transferor or the Company pursuant to this Agreement (other than in respect of Section 5.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article 8), as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Transferor (including the Transferors’ Representative) or any Group Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 8, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article 8);

(c) Company Transaction Expenses or any Indebtedness outstanding as of Closing (including, without limitation, any amounts set forth on Section 5.7 of the Disclosure Schedule); and

(d) a claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of any Group Company (against any Group Company or Acquiror, against any Affiliate of the Company or Acquiror or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Governing Documents, under any indemnification agreement or similar Contract, under any applicable Laws or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Closing.

9.3 Indemnification By Acquiror. Subject to the other terms and conditions of this Article 9, Acquiror shall indemnify and defend the Transferors and their respective Representatives (collectively, the “Transferor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that are or may be incurred or sustained by, or imposed upon, the Transferor Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) an inaccuracy in or breach of any of the representations or warranties of Acquiror or Parent contained in this Agreement or in any certificate or instrument delivered by or on behalf of Acquiror or Parent pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by Acquiror or Parent pursuant to this Agreement (other than Article 8, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article 8).

9.4 Certain Limitations. The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a) The Transferors shall not be liable to the Acquiror Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds $25,000 (the “Basket”), in which event the Transferors shall be liable for all Losses in respect of indemnification under Section 9.2(a) in excess of the Basket. The aggregate amount of all Losses for which the Transferors shall be liable pursuant to Section 9.2(a) shall not exceed $250,000 (the “Cap”). Except for claims based on fraud, intentional misrepresentation or intentional breach, the Transferors shall not have liability pursuant to Section 9.2 in an aggregate amount greater than the Purchase Price.

(b) Acquiror shall not be liable to the Transferor Indemnitees for indemnification under Section 9.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Basket, in which event Acquiror shall be liable for all Losses in respect of indemnification under Section 9.3(a) in excess of the Basket. The aggregate amount of all Losses for which Acquiror shall be liable pursuant to Section 9.3(a) shall not exceed the Cap. Except for claims based on fraud, intentional misrepresentation or intentional breach, Acquiror shall not have liability pursuant to Section 9.3 in an aggregate amount greater than the Purchase Price.

(c) Notwithstanding the foregoing, neither the Basket nor the Cap shall apply to any indemnification claims based upon, arising out of, with respect to, relating to or by reason of any breach of a Fundamental Representation or claims based on fraud, intentional misrepresentation or intentional breach or any claim with respect to Taxes.

9.5 Indemnification Procedures. The party making a claim under this Article 9 is referred to as the “Indemnified Person”, and the party against whom such claims are asserted under this Article 9 is referred to as the “Indemnifying Person”.

(a) Third Party Claims.

(i) Notice. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party or an Affiliate of a party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.

(ii) Right to Defend. Upon receipt of the notice, the Indemnifying Person will have the right to defend the Indemnified Person against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Person, provided, that (i) within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim the Indemnifying Person acknowledges in writing to the Indemnified Person its unqualified obligation to indemnify the Indemnified Person as provided hereunder; provided, further, that, if after the Indemnifying Person acknowledges its unqualified obligation to indemnify the Indemnified Person and assumed the defense of such Third Party Claim, (A) new allegations or claims are asserted as part of such Third Party Claim, or (B) the original Third Party Claim is otherwise amended in a manner that materially increases the indemnification obligations of the Indemnifying Person under such Third Party Claim (including by reason of new facts having been discovered or being alleged), then, in each such case, the Indemnifying Person shall either (I) notify the Indemnified Person of such changes to the original Third Party Claim, within fifteen (15) days of such changes, and turn over the defense of the Third Party Claim to the Indemnified Person, in which case the Indemnifying Person shall be deemed not to have acknowledged its obligation to indemnify the Indemnified Person (except to the extent all or any portion of the original Third Party Claim has already been determined, compromised or settled), or (I) continue to defend such Third Party Claim, in which case the Indemnifying Person shall be deemed to have acknowledged its obligation to indemnify the Indemnified Person with respect to such Third Party Claim as so changed, (ii) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages or an injunction or other equitable relief, (iv) the Third Party Claim has a reasonable likelihood of resulting in indemnifiable Losses that would result in the Cap being exceeded or does not have a reasonable likelihood of resulting in indemnifiable Losses that would result in the Basket being exceeded; or (v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Person or have a material adverse effect on the Indemnified Person, (vi) the Third Party Claim does not involve a supplier, customer, distributor, licensor, licensee, lessor or insurer of the Company or any Affiliate thereof or a Governmental Authority, (vii) the Third Party Claim does not involve a class action lawsuit and (viii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Person will keep the Indemnified Person apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Person to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, (A) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (B) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to Section 9.5(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Transferors and Acquiror shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(iii) Cooperation. With respect to any Third Party Claim, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The parties agree to provide reasonable access to the other parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other party. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Person shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto, if it is not defending such Third Party Claim. If the Indemnifying Person is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Person unless such settlement, compromise or judgment (A) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Person, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Person, (B) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Person, and (C) provides, for the complete, final and unconditional release of each Indemnified Person and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Person.

(b) Direct Claims. Any Action by an Indemnified Person on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

(c) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Group Companies (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 5.20 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 8) shall be governed exclusively by Article 8 hereof.

9.6 Manner of Payments.

(a) All indemnification owing by Acquiror to any Transferor Indemnitee hereunder, as finally determined pursuant to this Article 9, shall be effected, no later than five (5) Business Days after the final determination thereof, (i) first, by the re-issuance by Parent of the Parent Shares cancelled pursuant to Section 9.6(b) or Section 2.6 on or prior to such payment having an aggregate value up to the amount of the indemnification obligation and (ii) thereafter, by the transfer of additional Parent Shares having an aggregate value equal to the amount of the unsatisfied portion of such indemnification obligation, in each case within five (5) Business Days after the final determination thereof.

(b) All indemnification owing by the Transferors to any Acquiror Indemnitee hereunder, as finally determined pursuant to this Article 9, shall be effected, no later than five (5) Business Days after the final determination thereof, by Parent’s cancellation of up to that number of Parent Shares having an aggregate value equal to the amount of the unsatisfied portion of such indemnification obligation, it being agreed and understood that upon such determination, such Parent Shares shall be automatically cancelled, without the need for any further action by Parent, Acquiror, the Transferors or any other Person. For the avoidance of doubt, Acquiror may exercise its rights pursuant to this Section 9.6(b) on more than one occasion to the extent applicable Losses are incurred, which are not paid by the Transferors and which are determined to be owing as provided above.

(c) For U.S. federal and applicable state and local income Tax purposes, to the extent permitted by applicable Law, Parent, Acquiror and the Transferors agree (A) to treat the cancellation and/or re-issuance of Parent Shares pursuant to Section 9.6(a) and Section 9.6(b) as an adjustment to the number of shares of common stock of Parent comprising the Parent Shares issued hereunder and that, for the avoidance of doubt, the cancellation of such Parent Shares relate back to the time of the issuance of such Parent Shares, and (B) to report the transactions contemplated by this Agreement consistently with the foregoing, including, without limitation, the filing of any Tax returns.

(d) The Board of Directors of Parent shall update the stock register of Parent to reflect any such cancellation and/or re-issuance. To the extent any Parent Shares must be cancelled pursuant to Section 9.6(b), each Transferor shall promptly deliver the Closing Parent Share Certificate (or any replacement stock certificate) to Parent, and Parent shall cancel such stock certificate and deliver to such Transferor a replacement stock certificate evidencing the Parent Shares which remain after giving effect to such cancellation. To the extent any previously cancelled Parent Shares must be re-issued pursuant to Section 9.6(a), each Transferor shall promptly deliver the Closing Parent Share Certificate (or any replacement stock certificate) to Parent, and Parent shall cancel such stock certificate and deliver to such Transferor a replacement stock certificate evidencing the Parent Shares after giving effect to such re-issuance.

(e) For purposes of this Section 9.6, the value of the Parent Shares at the time of cancellation or re-issuance shall be calculated as of the Closing.

(f) For purposes of giving effect to the foregoing agreements regarding indemnification, each Transferor agrees that, during the period commencing on the Closing Date and ending on the first anniversary thereof, such Transferor shall not, directly or indirectly, transfer, assign, convey, sell, pledge, encumber or otherwise dispose of any Parent Shares (other than as a result of the cancellation thereof by Parent pursuant to Section 9.6(b)).

9.7 No Circular Recovery (a). No Transferor may seek indemnification under the Governing Documents from any Group Company for any matter for which it has an indemnification obligation hereunder.

9.8 Materiality. For purposes of calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty, covenant or agreement contained herein, and for purposes of determining whether such a breach has occurred, the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality”, “Material Adverse Effect” or other similar qualifications.

9.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated for Tax purposes by the parties as an adjustment to the Purchase Price, unless otherwise required by Law.

9.10 Effect of Investigation and Waiver. Each party hereby agrees that its representations, warranties and covenants (and any related conditions to Closing) shall not be affected or deemed waived by reason of the fact that any other party knew or should have known that such representations, warranties and covenants is or may be inaccurate or may have been breached, unless the other party expressly agreed in a writing delivered prior to the date hereof to waive such inaccuracy or breach.

9.11 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of a party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in Article 8 and this Article 9. Nothing in this Section 9.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, intentional misrepresentation, criminal activity or willful misconduct.

9.12 No Contribution. Anything to the contrary herein notwithstanding, no Transferor shall have any right to seek any indemnification or contribution from or remedy against any Group Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by a Group Company and each Transferor hereby waives any such claim they may have against each Group Company with respect thereto whether at law, in equity or otherwise.

9.13 Separate Bases for Claim. If any party hereto has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

9.14 Third Party Beneficiaries. Each Acquiror Indemnitee and Transferor Indemnitee that is not a party to this Agreement shall be an express third party beneficiary of this Article 9 with the right to directly enforce the provisions thereof.

ARTICLE 10
Miscellaneous

10.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission by the transmitting equipment) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Transferors or the Transferors’ Representative:	Daniel Cohen
4856 Old Dominion Drive
Arlington, Virginia 22207
	Email:	cohen.dan2010@gmail.com

Daniel Cohen
29 Pumpkin Cay, Unit B
Ocean Reef Club
Key Largo, FL 33037

with a copy (which shall not constitute notice) to:	Culhane Meadows PLLC
1101 Pennsylvania Ave., N.W.
Suite 300
Washington, D.C. 20004
	Attention:	Ernest Stern, Esq.
	Email:	estern@cm.law

If to Acquiror or the Company:	c/o Optimus Healthcare Services, Inc.
801 S. Federal Highway (22831)
Fort Lauderdale, FL 33335
	Attention:	Marc Weiner, CEO
	Email:	marcawiener@gmail.com

with a copy (which shall not constitute notice) to:	Sheppard Mullin Richter & Hampton, LLP
30 Rockefeller Plaza, 38th Floor
New York, New York 10112
	Attention:	Richard Friedman, Esq.
Stephen A. Cohen, Esq.
	Facsimile:	(212) 653-8701
	Email:	rafriedman@sheppardmullin.com
scohen@sheppardmullin.com

If to Parent:	Optimus Healthcare Services, Inc.
801 S. Federal Highway (22831)
Fort Lauderdale, FL 33335
	Attention:	Marc Weiner, CEO
	Email:	marcawiener@gmail

with a copy (which shall not constitute notice) to:	Sheppard Mullin Richter & Hampton, LLP
30 Rockefeller Plaza, 38th Floor
New York, New York 10112
	Attention:	Richard Friedman, Esq.
Stephen A. Cohen, Esq.
	Facsimile:	(212) 653-8701
	Email:	rafriedman@sheppardmullin.com
scohen@sheppardmullin.com

10.3 Construction. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) any reference to the masculine, feminine or neuter gender shall include each other gender; (g) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person, (h) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise, (i) when this Agreement states that the Company has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that the Company has made a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by Acquiror and its representatives (and properly labeled, including both as to its location within the index to the electronic dataroom for the Company run by DropBox (the “Dataroom”) and the description of the file containing such document or information) in the Dataroom, as such materials were posted to the Dataroom at least three (3) Business Days prior to the date hereof and not removed on or prior to the date hereof, and, if any such document or information has not been continuously available to each of Acquiror’s representatives who have access to the Dataroom since the initial date such representatives were granted access, a notification that such document or information was added to the Dataroom has been sent to each representative of Acquiror who has access to the Dataroom at least three (3) Business Days prior to the date hereof, (j) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date of this Agreement, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (l) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (m) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (n) references to “day” means calendar days unless Business Days are expressly specified, (o) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (p) references to a party means a party to this Agreement, (q) references to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto, (r) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and (s) a reference to a list, or any like compilation (whether in the Schedules to this Agreement or elsewhere), means that the item referred to is complete and correct. All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document. Unless expressly provided otherwise, any approval or consent required to be given by a party in this Agreement shall be given or withheld by such party in its sole discretion. The fact that any representation and warranty may be more specific than any other representation and warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any other representation and warranty contained herein.

10.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

10.5 Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that Acquiror shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Acquiror, provided further that such assignment shall not relieve Acquiror of any of its obligations hereunder, (b) in connection with the sale of all or any substantial portion of the assets of Acquiror or one or more Affiliates of Acquiror or (c) for collateral security purposes to any lender providing financing to Acquiror. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

10.7 No Third-Party Beneficiaries. Except as provided in Section 8.3 and Article 9, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Acquiror and Transferors’ Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving (provided that any right of the Transferors may be waived by the Transferors’ Representative on behalf of the Transferors). No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.9 Governing Law. This Agreement and the other Transaction Documents shall be governed by and construed in accordance with the internal Laws of the State of New York without reference to such state’s or any other jurisdiction’s principles of conflicts of law.

10.10 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any Action against Parent, Acquiror, the Group Companies, or any Transferor (including the Transferors’ Representative) arising out of, or with respect to, this Agreement or any Governmental Order entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in the State of New York (the “Designated Courts”), and such parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Action. Each of Parent, Acquiror, the Company and the Transferors (including the Transferors’ Representative) agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party in accordance with the addresses set forth in Section 10.2 shall be effective service of process for any Action brought against such party in any such court. Each of Parent, Acquiror and the Company hereby designates the individual listed in Section 10.2 to whom notice may be given on behalf of Acquiror, Parent or the Company, as applicable, as its true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of the Transferors. The Transferors hereby designate the Transferors’ Representative as their true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of Acquiror, Parent or the Company.

(b) In addition, each of Parent, Acquiror, the Company and the Transferors (including the Transferors’ Representative) hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any Designated Court or any Governmental Order entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Action brought in the Designated Courts has been brought in an inconvenient forum.

(c) EACH of PARENT, ACQUIROR, THE COMPANY AND THE TRANSFERORS (INCLUDING THE TRANSFERORS’ REPRESENTATIVE) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.10. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.12 Counterparts; Effectiveness. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“PARENT”

OPTIMUS HEALTHCARE SERVICES, INC.

By:
Name:
Title:

“ACQUIROR”

OPTIMUS HEALTH, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“COMPANY”

AdhereRx Corporation
(d/b/a PainScript)

By:
Name:	Daniel Cohen
Title: CEO

“TRANSFERORS’ REPRESENTATIVE”

Daniel Cohen

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“TRANSFERORS”

Bruce Kehr, M.D.

Rick Van Den Toorn

Rhonda Friedman

Bruce Morra

ESTATE OF PHIL GROSS

By:
Name:
Title:	Executor

Scott Cashon

Daniel Cohen
BEAR CREEK CAPITAL, LLC

By:
Name:
Title:

Paul Romness

Chris Bennett

CONTEMPORARY PSYCHIATRIC SERVICES - BRUCE ALAN KEHR, M.D., P.A.
(D/B/A POTOMAC PSYCHIATRY)

By:
Name:	Bruce Kehr, M.D.
Title:	President

PROLIFICS, INC.

By:
Name:	Dave Mogel
Title:	VP and General Counsel

ANNEX A

DEFINITIONS

In this Annex, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Annex are to Sections of this Agreement):

Term:	Section:
Accounting Referee	8.1(d)
Acquiror	Preamble
Acquiror Indemnitees	10.2
Agreement	Preamble
Basket	9.4(a)
Benefit Plan	5.18
Cap	9.4(a)
Change of Control	2.6
Company Product	2.6
Commercialization Failure	2.6
Commercialization Success	2.6
Closing	2.1
Closing Date	2.1
Closing Statement	3.2
Company	Preamble
Company Intellectual Property	5.12(a)(i)
Company IP Agreements	5.12(a)(ii)
Company IP Registrations	5.12(a)(iii)
Data Handling	5.24(a)
Direct Claim	9.5(b)
ERISA	5.18
ERISA Affiliate	5.18
Export Control Laws	5.21(a)
Financial Statements	5.6(a)
General Survival Period	9.1
Holdback Release Event	2.6
Indemnified Person	9.5
Indemnifying Person	9.5
Insurance Policies	5.15
Intellectual Property	5.12(a)(iv)
Interim Balance Sheet	5.6(a)
Interim Balance Sheet Date	5.6(a)

Annex A

Term:	Section:
Interim Financial Statements	5.6(a)
Leased Real Property	5.10(b)
Material Contracts	5.9(a)
Material Suppliers	5.14(b)
Personal Property	5.11
Post-Closing Tax Period	8.1(a)
Purchase Price	1.2
Qualified Benefit Plan	5.18
Real Property	5.10
Release	5.10
Restricted Territory	7.2(a)(i)
Securities Act	4.6(a)
Sensitive Data	5.24(a)
Shares	Recitals
Software	5.12(a)(vi)
Straddle Period	8.4
Tax Claim	8.5
Third Party Claim	9.5(a)
Transferor Indemnitees	9.3
Transferors	Preamble
Union	5.19(b)
WARN Act	5.19(d)
Year-End Balance Sheet	5.6(a)
Year-End Balance Sheet Date	5.6(a)
Year-End Financial Statements	5.6(a)

“Action” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, complaint, claim, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), audit, probe or inquiry by any Governmental Authority or any other dispute, including any adversarial proceeding arising out of this Agreement.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the activities associated with the use of the Remote Patient Monitoring CPT codes 99453, 99454, 99457 and 99458, including successor codes that may be adopted from time to time by the Centers for Medicare and Medicaid Services (CMS) for chronic care management under a personalized digital platform for opioid / substance use disorder.

Annex A

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Parent Shares” shall mean shares of common stock of Parent, par value $0.001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify only (i) the corresponding Section of this Agreement, (ii) any other Section of this Agreement to which such disclosure makes express reference or (iii) any other Section of this Agreement to the extent the relevance of the information disclosed in such Section in the Disclosure Schedule to such other Section is readily apparent on its face. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any party unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person will be deemed to own a property or asset subject to an Encumbrance if it holds such property or asset subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Family” means, with respect to a particular individual, (a) the individual, (b) the individual’s spouse and former spouse(s), (c) any other natural person who is related to the individual or the individual’s spouse or former spouse(s) within the second degree, and (d) any other natural person who resides with such individual.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

Annex A

“Governing Documents” means with respect to any Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if a trust, the instrument governing the trust, (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (g) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (h) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means, collectively, the Company and each of its Subsidiaries; provided that, if the Company has no Subsidiaries, references herein to a “Group Company” or the “Group Companies” shall be deemed to refer solely to the Company.

“Indebtedness” means the following obligations: (a) all indebtedness or other obligations of the Group Companies for borrowed money, whether current, short-term or long-term, secured or unsecured, including all notes (convertible or otherwise) or similar instruments, overdrafts and negative cash balances; (b) all indebtedness of the Group Companies for the deferred purchase price for purchases of property or services with respect to which any Group Company is liable, contingently or otherwise, as obligor or otherwise (whether earn-outs, indemnity payments, non-compete payments, consulting payments, retention bonuses, severance payments or other similar payments, or otherwise; in each case whether contingent or not and valued at the maximum amount thereof) except any trade payable incurred in the Ordinary Course of Business that is treated (in its entirety) as a current account payable under GAAP; (c) all lease obligations of the Group Companies under leases that have been or should be capitalized in accordance with GAAP; (d) the aggregate face amount of all outstanding letters of credit issued on behalf of the Group Companies; (e) all obligations of the Group Companies arising under acceptance facilities; (f) all guaranties, endorsements and other contingent obligations of the Group Companies to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (g) all obligations of the Group Companies under any interest rate protection, foreign currency exchange, or other interest or exchange rate swap or hedging agreement or arrangement, or other derivative product; (h) all obligations secured by an Encumbrance upon any assets or properties of the Group Companies; (i) all outstanding or held checks, money orders or similar instruments of the Group Companies as of the Closing; (j) all Liabilities of the Group Companies pursuant to any phantom equity plan or Liabilities with respect stock appreciation or similar rights or arising from non-qualified deferred compensation arrangements, plans or policies or other forms of deferred compensation arrangements; (k) any other Liabilities, contingent or otherwise, that, in accordance with GAAP, should be classified upon the balance sheet of the Group Companies as indebtedness; (l) all “withdrawal liability” of any Group Company to a “multiemployer plan” as such terms are defined under ERISA, (m) all indebtedness referred to in clauses (a) through (l) above of any Person other than a Group Company that is guaranteed by any Group Company; (n) declared but unpaid distributions; and (o) accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of any such foregoing obligation.

Annex A

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the knowledge of any of the following persons: Bruce Kehr, Bruce Morra and Daniel Cohen. Any such person shall be deemed to have “knowledge” of a particular fact or other matter if such person (a) is actually aware of such fact or other matter or (b) would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a comprehensive investigation concerning the existence of such fact or other matter, including by making due inquiry of the applicable personnel who report directly to that listed individual.

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or other administrative law, constitution, common law principle, ordinance, code, statute, judgment, injunction, decree, order, rule, statute or governmental regulation, or “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, (b) any binding judicial or administrative interpretation of any of the foregoing, (c) the terms and conditions of any agreement relating to any Group Company with a Governmental Authority, (d) the terms and conditions of any certification relating to any Group Company to any Governmental Authority, (e) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder, (f) any rules, regulations, orders, decrees, consents, or judgments of any regulatory agency, stock exchange or similar self-regulatory organization, court or other Person, or (g) any applicable requirements associated with any Permits.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” means any and all claims, damages, decline in value, judgements, Liabilities, losses (including, without limitation, punitive, exemplary, consequential or indirect damages and liabilities of any kind), lost profits, penalties, settlement payments, arbitration awards, taxes and costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims or enforcing rights to indemnification hereunder) and the cost of pursuing any insurance providers in each case whether or not arising out of Third Party Claims; provided, however, that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any development, event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Group Companies, taken as a whole, or (b) the ability of any Transferor or the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Group Companies operate; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Group Companies compared to other participants in the industries in which the Group Companies operate.

Annex A

“Ordinary Course of Business” of a Person means an action taken by such Person if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person. No violation of Law or Contracts shall be deemed in the Ordinary Course of Business.

“Permits” means all permits, certificates, licenses, approvals, governmental notifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations (and applications therefor) from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Interim Balance Sheet; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business and that are not delinquent and which are not, individually or in the aggregate, material to the business of the Group Companies; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Group Companies.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pro Rata Share” means, with respect to a Transferor, the percentage set forth on Exhibit A opposite such Transferor’s name under the heading “Pro Rata Share”.

“Related Person” means (a) with respect to an entity, (i) any Affiliate of such entity, (ii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity) of such entity, (iii) any Person with respect to which such entity serves as a general partner or a trustee (or in a similar capacity), and (iv) any Person that would be a Related Person of any individual described in clause (i) or (ii) pursuant to clause (b) of this definition or (b) with respect to an individual, (i) each other member of such individual’s Family, and (ii) any entity with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).

Annex A

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Subsidiary” means, with respect to any Person, any other Person of which (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP as of such date, (b) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” means, in addition to this Agreement, with respect to a party, all agreements, certificates and other instruments to be delivered by such party in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

Annex A

EXHIBIT A

TRANSFERORS, SHARES AND PRO RATA SHARES

Transferor	Number and Class of Shares	Pro Rata Share

Exhibit A